UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2012

DURATA THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35599	27-1247903
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

89 Headquarters Plaza North, 14th Floor

Morristown, New Jersey 07690

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (973) 993-4865

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 3, 2012, as contemplated by the prospectus related to the initial public offering of Durata Therapeutics, Inc. (the “Company”), the Company entered into a lease with 200 S. Wacker Property Owner, L.L.C., as landlord, for approximately 10,300 square feet of office space at 200 South Wacker Drive in Chicago, IL. The Company intends to use the leased premises for corporate and commercial functions. The lease term commences on the later to occur of the delivery of the premises to the Company with substantial completion of the tenant improvement construction being performed by the landlord and November 1, 2012, and expires five years and five months thereafter. The Company has the option to extend the term of the lease for one additional five year period. There are no scheduled rent payments due for the first 5 months of the lease term. Thereafter, the Company has agreed to pay aggregate rental fees of approximately $1.2 million over the remaining 60 month term. The lease also provides the Company with temporary office space at the same address until construction work on the leased premises is completed. The Company will provide a security deposit in the form of a letter of credit for the benefit of the landlord in the amount of $500,000, which amount will be reduced incrementally over the term of the lease.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURATA THERAPEUTICS, INC.

Date: August 8, 2012	By:	/s/ Corey N. Fishman
	Name:	Corey N. Fishman
	Title:	Chief Operating Officer and Chief Financial Officer